Exhibit 10.7

AMENDMENT TO STOCK OPTIONS AND STOCK APPRECIATION RIGHTS UNDER THE GENWORTH FINANCIAL, INC. OMNIBUS INCENTIVE PLANS

Effective as of July 1, 2013, the Management Development and Compensation Committee of the Board of Directors of Genworth Financial, Inc. (the “Company”) approved an amendment to all outstanding stock options and stock appreciation rights granted under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan and the 2012 Genworth Financial, Inc. Omnibus Incentive Plan to provide that upon a voluntary termination under certain circumstances, any vested portion of such awards would remain outstanding and exercisable for up to 90 days following such termination, rather than expiring immediately upon such termination.

Accordingly, if, on or after the first anniversary of the grant date of such awards, a holder’s employment with the Company terminates as a result of the holder’s voluntary termination and such awards would otherwise have immediately expired upon such termination, any unvested portion of such awards shall expire immediately upon such termination, and any vested and unexercised portion of such awards shall expire on the earlier of (i) 90 days after the date of such voluntary termination or (ii) the regular expiration date of such awards.